Exhibit 99.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE NEUSTAR, INC. 2009 STOCK INCENTIVE PLAN

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of [            ] (the “Grant Date”), between NEUSTAR, INC. (the “Company”) and [            ] (“you”).

1. Restricted Stock Unit Grant. Subject to the restrictions, terms and conditions of the Company’s 2009 Stock Incentive Plan (the “Plan”) and this Agreement, the Company hereby awards you [            ] restricted stock units with respect to shares of Common Stock. The restricted stock units are subject to certain conditions and restrictions as set forth in the Plan and this Agreement. The restricted stock units are referred to herein as “RSUs.”

2. The Plan. The RSUs are subject to the terms of the Plan, including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

3. Restrictions on Transfer. You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the RSUs, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement shall be void and of no effect.

4. Vesting Schedule; Settlement. Subject to Section 6 or 7, the RSUs will become vested as follows:

Vesting Date	Percentage Vested
January 1, 2013	20%
January 1, 2014	20%
January 1, 2015	20%
January 1, 2016	20%
January 1, 2017	20%

All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date. To the extent any percentage would include a fractional share, it shall be rounded down to the nearest whole share and the fractional shares accumulated for the final Vesting Date. When any RSUs become vested, the Company will promptly issue to you one share of Common Stock with respect to each vested RSU and deliver to you stock certificates registered in your name evidencing such issuance (unless it is using book entry), subject to applicable federal, state and local tax withholding as set forth in Section 5 (unless it determines a delay is required under applicable law or rules). You will have all rights as a stockholder with respect to such shares from and after the issuance of the shares to you.

5. Taxes. You will be liable for any and all taxes, including withholding taxes, arising out of this Award, and the Company shall have the right to require, prior to the issuance or delivery of Common Stock, payment of any federal, state or local taxes required by law to be withheld. Prior to the delivery of Common Stock hereunder, you shall pay all required taxes to the Company, which payment may be made in cash or by reducing the number of shares of Common Stock otherwise deliverable under the Award, subject to the Company’s policies then in effect, unless the Company has established alternative procedures for such payment.

6. Termination. Upon your Termination, including by reason of death or Disability, other than by the Company for Cause (as defined in the Plan) or by you without Good Reason (as defined below), any unvested RSUs that would have vested during the 12 months after such separation from the Company shall immediately vest, and the remainder of any unvested RSUs shall immediately be forfeited without compensation. Notwithstanding the foregoing, if a Change in Control occurs and a portion of your RSUs remains unvested following the Change in Control, your RSUs shall immediately vest in full if you experience a Termination (other than by the Company for Cause or by you without Good Reason (as defined below)) within two (2) years after the Change in Control. In addition, if you are a “specified employee,” as defined in and pursuant to Reg. Section 1.409A 1(i) or any successor regulation, on the date of your Disability, any such pro-rata payment shall not be made to you earlier than the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A 1(h) or any successor regulation) as a result of such Disability and (ii) your death.

For purposes of this Agreement, “Good Reason” shall mean, without your prior written consent, any of the following events or conditions and the failure of the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”) to cure such event or condition within thirty (30) days after receipt of written notice from you, provided that you serve notice of such event or condition and intended termination within sixty (60) days of its occurrence: (i) a reduction in your annual base salary, except pursuant to a policy generally applicable to employees at your level and above resulting in a reduction of 10% or less; (ii) the Successor Corporation’s failure to cover you under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to you relative to the benefits and total costs under the material employee benefit plans, programs and practices in which you (and/or your family or dependents) are participating immediately preceding the Change in Control; (iii) the Successor Corporation’s requiring you to be based at any office location that is more than fifty (50) miles further from your office location immediately prior to a Change in Control, except for reasonable required travel for the Successor Corporation’s business that is not materially greater than such travel requirements prior to such Change in Control; or (iv) a material breach by the Successor Corporation of its obligations to you under the Plan.

7. Change in Control without Termination. Upon a Change in Control, in the event that the Successor Corporation does not assume your RSUs, all restrictions shall lapse and all of your unvested RSUs shall immediately vest.

8. Detrimental Activity. For purposes of this Award, Detrimental Activity shall have the meaning set forth in the Plan and additionally shall mean any of the activities set forth on Annex A. In the event that you engage in Detrimental Activity, the Committee may direct that all unvested RSUs, together with any RSUs which have vested but with respect to which Common Stock has not yet been issued and dividends declared but not yet paid to you, shall be immediately forfeited to the Company, and you shall pay to the Company an amount equal to the Fair Market Value at the time of issuance or delivery of any Common Stock previously delivered or issued to you in respect of the RSUs.

9. Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

10. Restrictions on Transfer. The RSUs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

11. Rights as a Common Stockholder. You shall have no rights as a stockholder with respect to any shares of Common Stock covered by the RSUs until you shall have become the holder of record of such shares, and, except as expressly provided in this Section 11, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which you shall become the holder of record thereof. Notwithstanding the foregoing, as of each dividend payment date for each cash dividend on the Common Stock covered by a RSU, the Company shall award you additional RSUs (“Dividend Equivalents”), which shall be subject to the same restrictions and risk of forfeiture, and all other terms and conditions, as the RSUs granted pursuant to this Agreement. The number of Dividend Equivalents to be granted shall equal the product of (x) the per-share cash dividend payable with respect to each share of Common Stock, multiplied by (y) the total number of RSUs that have not been paid or forfeited as of the record date for such dividend, divided by the Fair Market Value of one share of Common Stock on the payment date of such dividend. In addition, stock dividends on the Common Stock covered by a RSU shall be credited to a dividend book entry account on your behalf with respect to each RSU, provided that you shall not be entitled to such dividends unless and until the RSU vests and is paid.

12. Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be limited, construed and interpreted in a manner so as to comply therewith.

13. Not an Employment Agreement. The issuance of this Award does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the vesting period of the Award or otherwise.

14. Notice. Any notice or communication to the Company concerning the RSUs must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Neustar, Inc., Attn: General Counsel, 21575 Ridgetop Circle, Sterling, VA 20166.

You will not have any rights with respect to your Restricted Stock Unit Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.

NEUSTAR, INC.

By:

	[ ]	[ ]

Annex A

Detrimental Activity

“Detrimental Activity” shall have the meaning set forth in the Plan and additionally shall mean any of the following:

(i) For the period commencing on your first day of employment with the Company and ending on the date which is 18 months following your termination of employment with the Company for any reason (such period hereinafter referred to as the “Restricted Period”), with respect to any state or country in which the Company is engaged in business during your employment term, you participate or engage, directly or indirectly, for yourself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business competitive with a business undertaken by the Company or by you at any time during your employment term.

(ii) During the Restricted Period, you engage in Solicitation, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company). “Solicitation” means any of the following, or an attempt to do any of the following: (a) recruiting, soliciting or inducing any non-clerical employee or consultant of the Company (including, but not limited to, any independent sales representative or organization) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company; (b) hiring or assisting another person or entity to hire any non-clerical employee or consultant of the Company or any person who within 12 months before was such a person; or (c) soliciting or inducing any person or entity (including any person who within the preceding 12 months was a customer or client of the Company) to terminate, suspend, reduce, or diminish in any way its relationship with or prospective relationship with the Company.

(iii) (a) You disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry (except as may be required by law or legal process), in any form, acquired by you while employed by the Company or any predecessor to the Company’s business or, if acquired following the employment term, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company (or to which the Company owes a duty of confidentiality), including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company; or (b) you fail to return to the Company the originals and all copies of any such information in any form, and copies and extracts thereof, provided to or acquired by you in connection with the performance of your duties for the Company (which are and shall remain the sole and exclusive property of the Company); or (c) you fail to return to the Company all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.

(iv) You issue or communicate, directly or indirectly, any public statement (or statement likely to become public) that disparages, denigrates, maligns or impugns the Company, its affiliates, or their respective officers, directors, employees, products or services, except truthful responses to legal process or governmental inquiry or by you in carrying out your duties while employed by the Company.

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